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Filed pursuant to Rule 433(d)
Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Enhanced Performance Notes Due March 2008
(Linked to the Nasdaq-100® Index)
Final Term Sheet

Principal Amount:	$14,920,000
Pricing Date:	September 21, 2006
Issue Date:	September 28, 2006
Index:	Nasdaq-100® Index (Bloomberg Ticker "NDX")
Maturity Date:	March 28, 2008, unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day (subject to the effect of Market Disruption Events)
Determination Date	Five trading days preceding the Maturity Date, subject to the effect of Market Disruption Events
Initial Issue Price:	100% of Principal Amount
Underwriting commission:	0.25% of Principal Amount
Proceeds to Issuer:	99.75% of Principal Amount
Redemption Amount at Maturity:	If the Final Index Level is greater than or equal to the Appreciation Cap times the Initial Index Level, then
• Maximum Redemption Amount
If the Final Index Level is greater than or equal to the Initial Index Level but less than the Appreciation Cap times the Initial Index Level, then
• Principal Amount + (Principal Amount × Index Return × Participation Rate)
If the Final Index Level is less than the Initial Index Level, then
• Principal Amount × (Final Index Level / Initial Index Level)
Initial Index Level:	1,634.87
Final Index Level:	The closing price of the Index on the Determination Date, subject to the effect of any market Disruption Event or the Discontinuance or Modification of the Index
Appreciation Cap:	107.1%
Participation Rate:	3
Maximum Redemption Amount:	121.3% of the Principal Amount
CUSIP:	002546752

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.

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Enhanced Performance Notes Due March 2008 (Linked to the Nasdaq-100® Index) Final Term Sheet